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                            INVESTOR RIGHTS AGREEMENT

                          dated as of February 8, 2001

                                      among

                             NEW VALLEY CORPORATION,

                         LADENBURG, THALMANN GROUP INC.,

                        BERLINER EFFEKTENGESELLSCHAFT AG,

                          GBI CAPITAL MANAGEMENT CORP.,

                        FROST-NEVADA, LIMITED PARTNERSHIP

                                       AND

                                 THE PRINCIPALS


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         INVESTOR RIGHTS AGREEMENT, dated as of February 8, 2001, among NEW
VALLEY CORPORATION, a Delaware corporation ("New Valley"), LADENBURG, THALMANN GROUP INC., a Delaware corporation ("LTGI"), BERLINER EFFEKTENGESELLSCHAFT AG, a German corporation ("Berliner"), GBI CAPITAL MANAGEMENT CORP., a Florida corporation ("Corporation"), FROST-NEVADA, LIMITED PARTNERSHIP, a Nevada limited partnership ("Lender"), and the individual stockholders of the Corporation listed on Schedule A hereto ("Principals"). As used in this Agreement, the term "Principal" means, with respect to each individual listed on Schedule A hereto, such individual and, where applicable, the Living Trust set forth below his name.

         WHEREAS, New Valley, LTGI and Berliner (collectively, the "Selling Parties"), the Corporation and Ladenburg, Thalmann & Co. Inc., a Delaware corporation, are parties to a Stock Purchase Agreement dated February 8, 2001 ("Stock Purchase Agreement");

         WHEREAS, LTGI and Berliner ("Sellers") have the right to acquire shares of the Corporation's Common Stock, $0.0001 par value per share (the "Common Stock"), pursuant to the Stock Purchase Agreement;

         WHEREAS, the Lender and the Corporation are parties to a Loan Agreement dated as of February 8, 2001 ("Loan Agreement"), pursuant to which the Corporation will borrow $10,000,000 from the Lender to pay a portion of the Purchase Price under the Stock Purchase Agreement; and

         WHEREAS, the Principals, together with Joseph Berland, are the only persons who individually own more than 5% of the Common Stock on the date hereof;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Definitions.

         Capitalized terms used herein and not defined herein have the meanings set forth in the Stock Purchase Agreement. As used in this Agreement, the following terms shall have the following meanings:

         "beneficially owned" or words of similar import shall have the meaning as determined pursuant to Rule 13d-3 of the 1934 Act.

         "Notes" means, collectively, the Notes to be issued by the Corporation to the Sellers pursuant to the Stock Purchase Agreement and the Lender Note to be issued by the Corporation to the Lender pursuant to the Loan Agreement.

         "Registrable Securities" means only (i) the shares of Common Stock issued or issuable to the Sellers under the Stock Purchase Agreement, (ii) shares of Common Stock issuable on conversion of the Notes and (iii) any



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additional shares of Common Stock issued or distributed by way of a dividend, stock split or other distribution in respect of such shares, and shall not include any other securities of the Corporation acquired by or issued to the parties hereto. As to any particular Registrable Securities, once issued such securities shall cease to be Registrable Securities when (i) a registration statement with respect to the sale of such securities shall have become effective under the 1933 Act and such securities shall have been disposed of in accordance with such registration, (ii) they shall have been distributed to the public pursuant to Rule 144 or (iii) they shall have ceased to be outstanding.

         "Rule 144" means Rule 144 promulgated under the 1933 Act or any successor rule thereto or any complementary rule thereto.

         "Voting Securities" means all securities of the Corporation entitled to vote in an election of directors.

Section 2. Effectiveness.

         This Agreement shall become effective only upon the Closing of the Stock Purchase Agreement. This Agreement shall become null and void on the termination of the Stock Purchase Agreement prior to the consummation of the transactions contemplated thereby.

Section 3. Registration Rights.

         (a) Registration Statement.

                  (i) Grant of Right. The Corporation shall file, and use commercially reasonable efforts to cause to be declared effective by the Commission no later than six months following the Closing Date, a registration statement (the "Required Registration Statement") to register the Registrable Securities owned by the Sellers and the Lender (the "Holders") for resale pursuant to the 1933 Act. Any of the Principals may elect to have his shares of Common Stock included for registration pursuant to the Required Registration Statement upon written notice given to the Corporation at any time prior to the declaration of effectiveness of the Required Registration Statement by the Commission, in which event the term "Holders" as used in Sections 3 and 4 hereof shall include any Principal giving such notice, and for purposes of Sections 3 and 4 only (and not for purposes of any other provisions of this Agreement), the term "Registrable Securities" shall include the shares of Common Stock held by such Principal on the date hereof (and any shares underlying any options held by such Principal on the date hereof) with respect to which any such notice is given.

                  (ii) Terms. The Corporation shall bear all fees and expenses attendant to registering the Registrable Securities, but the Holders shall pay any and all sales commissions and the expenses of any legal counsel selected by them to represent them in connection with the sale of the Registrable Securities. The Corporation shall use its best efforts to cause any registration statement filed pursuant to Section

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         3(a) to remain effective until all the Registrable Securities registered thereunder are sold or until the delivery to the Holders of an opinion of counsel to the Corporation to the effect set forth in
         Section 3(g).

         (b) Indemnification.

                  (i) The Corporation will indemnify the Holders, their directors and officers and each underwriter, if any, and each person who controls any of them within the meaning of the 1933 Act or the 1934 Act against all claims, losses, damages and liabilities (or actions or proceedings, commenced or threatened, in respect thereof), joint or several, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular or other document (including any related registration statement, notification or the like) incident to any registration, qualification or compliance pursuant to this Section 3 or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Corporation of the 1933 Act or any rule or regulation thereunder applicable to the Corporation in connection with any such registration, qualification or compliance, and will reimburse the Holders, their directors and officers, each such underwriter and each person who controls any such underwriter within the meaning of the 1933 Act or the 1934 Act for any legal and any other expenses reasonably incurred in connection with investigating and defending any such claim, loss, damage, liability or action or proceeding; provided that the Corporation will not be liable to a Holder in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission based upon written information furnished to the Corporation by or on behalf of such Holder specifically stating that it is intended for inclusion in any registration statement under which Registrable Securities are registered. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of a Holder or any such director, officer or controlling person, and shall survive the transfer of such securities by any Holder.

                  (ii) Each of the Holders, severally and not jointly, shall indemnify the Corporation, each of its directors and officers and each underwriter, if any, of the Corporation's securities covered by such registration statement, each person who controls the Corporation or such underwriter within the meaning of the 1933 Act and the 1934 Act and the rules and regulations thereunder, each other securityholder participating in such distribution and each of their officers and directors and each person controlling such other securityholder, against all claims, losses, damages and liabilities (or actions or proceedings, commenced or threatened, in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Corporation and such other security holders, directors, officers, persons, underwriters or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action or proceeding, in each case to the extent, but only to the

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         extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such document in reliance upon and in conformity with written information furnished to the Corporation by or on behalf of such Holder specifically stating that it is intended for inclusion in such document; provided, however, that the obligations of each Holder hereunder shall be limited to an amount equal to the proceeds received by such Holder of securities sold as contemplated herein. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Corporation or any such director, officer or controlling person, and shall survive the transfer of such securities by any Holder.

                  (iii) Each party desiring indemnification under this Section 3(b) or contribution under Section 3(c) hereof (the "Securities Indemnified Party") shall give notice to the party required to provide indemnification or contribution (the "Securities Indemnifying Party") promptly after such Securities Indemnified Party has actual knowledge of any claim as to which indemnity or contribution may be sought, and shall permit the Securities Indemnifying Party to assume, at its sole cost and expense, the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Securities Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Securities Indemnified Party (whose approval shall not be unreasonably withheld). The Securities Indemnified Party may participate in such defense at the Securities Indemnified Party's expense unless (A) the employment of counsel by the Securities Indemnified Party has been authorized in writing by the Securities Indemnifying Party, (B) the Securities Indemnified Party has been advised by such counsel employed by it that there are legal defenses available to it involving potential conflict with those of the Securities Indemnifying Party (in which case the Securities Indemnifying Party will not have the right to direct the defense of such action on behalf of the Securities Indemnified Party), or (C) the Securities Indemnifying Party has not in fact employed counsel to assume the defense of such action within a reasonable time after receiving notice of the commencement of the action, in each of which cases the reasonable fees and expenses of counsel for the Securities Indemnified Party shall be at the expense of the Securities Indemnifying Party. The failure of any Securities Indemnified Party to give notice as provided herein shall not relieve the Securities Indemnifying Party of its obligations under this Section 3(b) or
         Section 3(c). No Securities Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Securities Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Securities Indemnified Party of a release from all liability in respect to such claim or litigation. No Securities Indemnified Party shall settle any claim or demand without the prior written consent of the Securities Indemnifying Party (which consent will not be unreasonably withheld). Each Securities Indemnified Party shall furnish such information regarding itself or the claim in question as the Securities Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.

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                  (iv) The provisions of this Section 3(b) shall be in addition to any other rights to indemnification or contribution which an Indemnified Party may have pursuant to law, equity, contract or otherwise.

         (c) Contribution Rights. In order to provide for just and equitable contribution under the 1933 Act in any case in which (A) any person entitled to indemnification under Section 3(b) makes a claim for indemnification pursuant hereto but such indemnification is not enforced in such case notwithstanding the fact that Section 3(b) provides for indemnification in such case, or (B) contribution under the 1933 Act, the 1934 Act or otherwise is required on the part of any such person in circumstances for which indemnification is provided under Section 3(b), then, and in each such case, the Corporation and each of the Holders shall contribute to the aggregate losses, liabilities, claims, damages and expenses of the nature contemplated by said indemnity agreement (including legal and other expenses reasonably incurred in connection with investigation or defense) incurred by the Corporation and the Holders, as incurred, in proportion to their relative fault and the relative knowledge and access to information of the Securities Indemnifying Party, on the one hand, and the Securities Indemnified Party, on the other hand, concerning the matters resulting in such losses, liabilities, claims, damages and expenses, the opportunity to correct and prevent any untrue statement or omission, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission of a material fact relates to information supplied by the Securities Indemnifying Party, on the one hand, or the Securities Indemnified Party, on the other hand, and any other equitable considerations appropriate under the circumstances; provided that no person guilty of a fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 3(c), each person, if any, who controls the Corporation within the meaning of Section 15 of the 1933 Act shall have the same rights to contribution as the Corporation.

         (d) Information. Each of the Holders shall furnish to the Corporation such information regarding itself and the distribution proposed by it as the Corporation may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification or compliance referred to in this Section 3.

         (e) 1934 Act Compliance. The Corporation shall comply with all of the reporting requirements of the 1934 Act and with all other public information reporting requirements of the Commission, which are conditions to the availability of Rule 144 for the sale of the Common Stock. The Corporation shall cooperate with each Holder in supplying such information as may be necessary for such Holder to complete and file any information reporting forms presently or hereafter required by the Commission as a condition to the availability of Rule 144.

         (f) No Conflict of Rights. The Corporation represents and warrants to the holders of Registrable Securities that the granting of the registration rights to the Holders hereby does not and will not violate any agreement between

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the Corporation and any other security holders with respect to registration rights granted by the Corporation.

         (g) Termination. The rights granted under this Section 3 shall terminate upon delivery to the Holders of an opinion of counsel to the Corporation reasonably satisfactory to the Holders to the effect that such rights are no longer necessary for the public sale of the Registrable Securities without restriction as to the number of securities that may be sold at any one time or the manner of sale.

         (h) Transferability. The rights granted under this Section 3 shall not be transferable except, as to the Sellers, together with the Registrable Securities to the other Seller or New Valley.

Section 4. Preparation and Filing.

         If and whenever the Corporation is under an obligation pursuant to the provisions of this Agreement to use its commercially reasonable efforts to effect the registration of any Registrable Securities, the Corporation shall:

                  (a) furnish, as far in advance as reasonably practicable but in no event less than five business days before filing a registration statement that registers such Registrable Securities, a prospectus relating thereto or any amendments or supplements relating to such a registration statement or prospectus, to one counsel selected by the holders of a majority of such Registrable Securities (the "Selling Holders' Counsel"), copies of all such documents proposed to be filed (it being understood that such five-business-day period need not apply to successive drafts of the same document proposed to be filed so long as such successive drafts are supplied to such counsel in advance of the proposed filing by a period of time that is customary and reasonable under the circumstances) and any Holder shall have the opportunity to object to any information pertaining solely to such holder that is contained therein and the Corporation will make the corrections reasonably requested by such Holder with respect to such information prior to filing any such registration statement or amendment;

                  (b) notify in writing the Selling Holders' Counsel promptly
         (i) of the receipt by the Corporation of comments by the Commission with respect to such registration statement or prospectus or any amendment or supplement thereto or any request by the Commission for the amending or supplementing thereof or for additional information with respect thereto, (ii) of the receipt by the Corporation of any notification with respect to the effectiveness, or the issuance by the Commission of any stop order suspending the effectiveness, of such registration statement or prospectus or any amendment or supplement thereto or the initiation or threatening of any proceeding for that purpose and (iii) of the receipt by the Corporation of any notification with respect to the suspension of the qualification of such Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purposes;

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                  (c) use its commercially reasonable efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as any Holder reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable such Holder to consummate the disposition in such jurisdictions of the Registrable Securities owned by such Holder; provided, however, that the Corporation will not be required to qualify generally to do business, subject itself to general taxation or consent to general service of process in any jurisdiction where it would not otherwise be required so to do but for this paragraph (c);

                  (d) furnish to each Holder a conformed copy of the registration statement, the exhibits thereto and such number of copies of a summary prospectus or other prospectus, including a preliminary prospectus, in conformity with the requirements of the 1933 Act, and such other documents as such Holder may reasonably request in order to facilitate the public sale or other disposition of its Registrable Securities;

                  (e) use its commercially reasonable efforts to cause such Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Corporation to enable the Holders to consummate the disposition of such Registrable Securities;

                  (f) notify on a timely basis each Holder at any time when a prospectus relating to such Registrable Securities is required to be delivered under the 1933 Act within the appropriate period mentioned in paragraph (a) of this Section, of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing and, at the request of such Holder, prepare and furnish to such Holder a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the offerees of such shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing;

                  (g) subject to execution of customary confidentiality agreements by the Inspectors (as defined below) make available for inspection by the Selling Holders' Counsel or any underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other agent retained by any such underwriter (collectively, the "Inspectors") all pertinent financial and other records, pertinent corporate documents and properties of the Corporation as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Corporation's officers, directors and employees to supply all such information reasonably requested by any such Inspector in connection with such registration statement;

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                  (h) provide a transfer agent and registrar (which may be the same entity and which may be the Corporation) for such Registrable Securities;

                  (i) otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the Commission and make available to its security holders, as soon as reasonably practicable, earnings statements (which need not be audited) covering a period of 12 months beginning within three months after the effective date of the registration statement, which earnings statements shall satisfy the provisions of Section 10(a) of the 1933 Act; and

                  (j) use its commercially reasonable efforts to take all other steps necessary to effect the registration of such Registrable Securities contemplated hereby.

Section 5. Tag Along Rights.

         Except with respect to a sale or other transfer to an Affiliate of LTGI, if LTGI proposes to sell or otherwise transfer, directly or indirectly, to a person ("Third Party Purchaser") other than any other holder of Voting Securities party to this Agreement (except in a pledge to a financial institution, a merger or recapitalization of the Corporation in which all holders of Voting Securities participate or a tender offer not opposed by the Corporation) (a "Proposed Sale") more than 5% of the shares of Common Stock beneficially owned by LTGI at the time of the Proposed Sale, LTGI (the "Selling Holder") shall give written notice ("Sale Notice") of the Proposed Sale (including the proposed per-share sale price and all other material terms of the transaction) to each of the Lender and the Principals (each of the Lender and Principals, a "Tag-Along Holder") no later than five (5) days prior to the scheduled consummation of the Proposed Sale. Each Tag-Along Holder may, by written notice ("Participation Notice") given to the Selling Holder within three
(3) days after the Sale Notice is given by the Selling Holder, elect to require the Third Party Purchaser to purchase from each such Tag-Along Holder such Tag-Along Holder's Proportionate Share (as hereinafter defined) of the shares of Common Stock included in its Registrable Securities. The failure of a Tag-Along Holder to respond within the three-day period following receipt of the Sale Notice shall be deemed to be a waiver of the Tag-Along Holder's rights under this Section 5. It shall be a condition to the consummation of the Proposed Sale by the Selling Holder that the Third Party Purchaser purchase from each Tag-Along Holder who has given a Participation Notice within the time period specified above that number of shares of Common Stock constituting such Tag-Along Holder's Proportionate Share on the same terms and conditions as pertain to the shares of Common Stock to be sold by the Selling Holder in the Proposed Sale except that the Tag-Along Holder shall not be required to make any agreements or representations other than its ownership of the shares it is selling. As used herein, "Proportionate Share" means, with respect to a Tag-Along Holder, that number of shares of Common Stock equal to that percentage of the shares of Common Stock included in its Registrable Securities determined by multiplying (x) the total number of such shares of Common Stock then held by the Tag-Along Holder by (y) a fraction, the numerator of which is the number of shares of Common Stock proposed to be sold by the Selling Holder in the Proposed Sale and the denominator of which is the number of shares of Common Stock then

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owned by such Selling Holder (as adjusted for all Adjustment Events). The rights set forth in this Section 5 shall not be transferable and shall expire at the earlier of such time as (a) the Selling Holder beneficially owns less than 40% of the outstanding Common Stock or (b) the Principals and Lenders collectively beneficially own less than 10% of the outstanding Common Stock. For so long as the rights set forth in this Section 5 shall exist, New Valley hereby agrees not to transfer any of the outstanding shares of LTGI to a Third Party Purchaser without the consent of the Principals and the Lender; provided, however, that New Valley may transfer such shares to any of its Affiliates without the consent of the Principals and the Lender, provided, further, that New Valley may only transfer shares of LTGI stock to an Affiliate if such Affiliate agrees to be bound by the terms of this Agreement.

Section 6. Holdback Agreement.

         If there shall be a firm commitment underwriting of the Corporation's Common Stock and the managing underwriter for such registration shall request, the holders of Voting Securities who are party to this Agreement shall not sell, sell short, offer or contract to sell, grant any option or warrant for the sale of, or assign, transfer, pledge, hypothecate or otherwise encumber or dispose of any legal or beneficial interest in, any Common Stock or Registrable Securities without the prior written consent of the managing underwriter for a period designated by the Corporation in writing to such holders, which period shall not begin more than 30 days prior to the effectiveness of the registration statement pursuant to which such public offering shall be made and shall not last more than 180 days after the effective date of such registration statement.

Section 7. Board Nominee.

         Effective upon the Closing, the Corporation and the Sellers shall take such actions as are reasonably necessary to appoint Messrs. Mark Zeitchick, Vincent Mangone and Richard Rosenstock as directors of the Corporation to serve until the next meeting of stockholders at which directors are elected. Until such time as the Principals collectively beneficially own less than ten percent (10%) of Common Stock, the Principals may nominate three individuals reasonably acceptable to the Corporation for election to the Corporation's Board of Directors at all meetings of stockholders at which directors are elected. If any of the Principals' nominees are elected and subsequently cease to be a director on account of death, resignation, removal or otherwise, the Principals shall have the right to designate a successor to such nominee, which successor nominee shall be a person reasonably acceptable to the Corporation. The Principals may remove, for any reason, at any time, the director it has designated without the consent of any other stockholder. The Sellers shall vote all Voting Securities they own or with respect to which they otherwise have the right to vote for the election or removal (at the Principals' request) of the Principals' nominees.

Section 8. Representations and Warranties of the Parties.

         Each of the parties hereto, severally and not jointly, hereby represent and warrant to the other as follows:

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                  (a) Authorization. Such party has the legal capacity to
         execute, deliver and perform this Agreement. This Agreement constitutes a valid and binding obligation of such party enforceable against such party in accordance with its terms.

                  (b) No Conflict. The execution, delivery and performance by such party of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) result in any breach or violation of or be in conflict with or constitute a default under the terms of any law, order, regulation or agreement or arrangement to which it is a party or by which it is bound, (ii) require any filing with or authorization by any governmental entity other than any
         Schedule 13D or 13G filings under the 1934 Act or (iii) require any consent or other action by any person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which it is entitled under any provision of any agreement or other instrument binding on it.

                  (c) Reliance. Such party understands and acknowledges that the other parties hereto are entering into the Stock Purchase Agreement and the Loan Agreement in reliance upon its execution and delivery of this Agreement.

Section 9. Right of First Refusal.

                  (a) From the Closing Date until December 31, 2005, if either Berliner or the Lender (each of Berliner and the Lender, the "ROFR Seller") proposes to sell, transfer or otherwise dispose of any of its Notes or, upon conversion of such Notes, any of the shares of Common Stock underlying such Notes, the ROFR Seller shall promptly give written notice ("ROFR Notice") to LTGI at least one (1) business day prior to the proposed closing date of such sale or transfer. The ROFR Notice shall describe in reasonable detail the proposed sale or transfer including, without limitation, the number of Notes (or underlying shares, as the case may be) to be sold or transferred ("Offered Securities"), the nature of such sale or transfer, the consideration to be paid, and, where applicable, the name and address of each prospective purchaser or transferee. The giving of such notice shall grant to LTGI the rights set forth in paragraph (b) below. LTGI can elect to exercise rights under paragraph (b) or do nothing.

                  (b) LTGI shall have the right, exercisable no later than one
         (1) business day after receipt of the ROFR Notice, to purchase any or all of the Offered Securities on the same terms and conditions as set forth in the ROFR Notice, by delivery of written notice to the ROFR Seller within the aforesaid one (1) business day period (such purchase to be consummated on the third business day after delivery of such notice). If LTGI elects to purchase less than all of the Offered Securities, the ROFR Seller may transfer those Offered Securities which LTGI has elected not to purchase in accordance with paragraph (d) below.

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                  (c) LTGI's exercise or non-exercise of its right to purchase
         Offered Securities shall not adversely affect its rights as to subsequent sales of Notes (or underlying shares) subject to this
         Section 9.

                  (d) If LTGI has not exercised its right to purchase any or all the Offered Shares within the period specified in paragraph (b) above, the ROFR Seller may, not later than sixty (60) days following delivery to LTGI of the ROFR Notice, conclude a transfer of any or all of the Offered Securities on terms and conditions not materially less favorable to it from those described in the ROFR Notice. Any proposed transfer on terms and conditions less favorable to it from those described in the ROFR Notice, as well as any subsequent proposed transfer of any of the Notes (or underlying shares) by the ROFR Seller shall again be subject to the purchase rights of LTGI and shall require compliance by the ROFR Seller with the procedures described in this
         Section 9.

                  (e) Any attempt by Berliner or the Lender to transfer Notes (or the underlying shares) in violation of Section 9 hereof shall be void and the Corporation will not effect such a transfer nor will it treat any alleged transferee as the holder of such securities.

Section 10. Assignment; Parties in Interest.

                  (a) Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of the parties and each of their respective successors and permitted assigns.

                  (b) The Selling Parties shall not make any transfer of Registrable Securities to any person or entity otherwise allowed by such Section other than open market sales or sales under the Required Registration Statement on the open market unless the transferee executes an agreement, reasonably satisfactory to the Corporation, agreeing to be bound by the provisions of this Agreement. Such transferee shall have the benefits of a Selling Party under this Agreement to the extent such benefits are specifically stated herein to accrue to such transferee.

Section 11. Miscellaneous.

                  (a) Binding Effect. All covenants, representations, warranties and other stipulations in this Agreement and other documents referred to herein, given by or on behalf of any of the parties hereto, shall bind and inure to the benefit of the respective successors, heirs, personal representatives and assigns of the parties hereto.

                  (b) Entire Agreement. This Agreement contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior arrangements or understandings with respect hereto.

                  (c) Notices. All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument and shall be deemed to have been duly given when delivered in person, by telecopy, by nationally-recognized overnight courier, or by first class registered or certified mail, postage prepaid, addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by the addressee to the addressor at the address and telecopier numbers set forth in the Stock Purchase Agreement, with respect to the Selling Parties, in the Loan Agreement, with respect to the Lender, and at the addresses and telecopier numbers set forth in Schedule A for the Principals. All such notices, requests, consents and other communications shall be deemed to have been delivered when received.

                  (d) Modifications; Amendments; Waivers. The terms and provisions of this Agreement may not be modified or amended, nor any provision hereof waived, except pursuant to a writing signed by the Corporation, the Holders (including their assigns) and the Principals; provided, however, that only a writing signed by the Sellers and the Lender is required to modify, amend or waive any of the provisions of,
         Section 9 hereof. No waiver by any party of any term of this Agreement in any one or more instances shall be deemed or construed as a waiver of such term on any future occasion.

                  (e) Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

                  (f) Headings. The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

                  (g) Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any provision of this Agreement would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

                  (h) Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York, without giving effect to principles governing conflicts of laws, except to the extent the provisions of the Florida Business Corporation Act apply.

                  (i) Specific Performance: Remedies. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity. Except as otherwise expressly provided for herein, no remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. The election of any one or more remedies by any party hereto shall not constitute a waiver by any such party of the right to pursue any other available remedies.

                  (j) Consent to Jurisdiction.

                      (i) Each of the Selling Parties, the Lender, the Corporation and the Principals hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of New York and to the jurisdiction of the United States District Court for the Southern District of New York or any court of the State of New York located in the Borough of Manhattan in the City of New York, for the purpose of any action or proceeding arising out of or relating to this Agreement and each of the Selling Parties, the Lender, the Corporation and the Principals hereby irrevocably agrees that all claims in respect to such action or proceeding shall be heard and determined exclusively in any New York state or federal court. Each of the Selling Parties, the Lender, the Corporation and the Principals agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

                      (ii) Each of the Selling Parties, the Corporation and the Principals irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such party. Nothing in this Section 11(j) shall affect the right of any party to serve legal process in any other manner permitted by law.

                  (k) WAIVER OF JURY TRIAL. EACH OF THE SELLING PARTIES, THE LENDER, THE CORPORATION AND THE PRINCIPALS HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF THE SELLING PARTIES, THE LENDER, THE CORPORATION AND THE PRINCIPALS IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

                  (l) Further Assurances. Each party will take such further actions as may reasonably be requested by another party to effect the purposes of this Agreement.

                      [Signature Page Immediately Follows]

         IN WITNESS WHEREOF, the parties hereto have executed this Investor Rights Agreement on the date first written above.


                                    NEW VALLEY CORPORATION

                                        /s/ Richard J. Lampen
                                    By:_________________________________
                                       Name:  Richard J. Lampen
                                       Title:  Executive Vice President


                                    LADENBURG, THALMANN GROUP INC.

                                        /s/ Victor Rivas
                                    By:_________________________________
                                       Name:  Victor Rivas
                                       Title:


                                    BERLINER EFFEKTENGESELLSCHAFT AG

                                        /s/ Holger Timm
                                    By:_________________________________
                                       Name:  Holger Timm
                                       Title: Chief Executive Officer


                                    GBI CAPITAL MANAGEMENT CORP.

                                        /s/ Richard J. Rosenstock
                                    By:_________________________________
                                       Name:    Richard J. Rosenstock
                                       Title:  President


                                    FROST-NEVADA, LIMITED PARTNERSHIP

                                        /s/ David Moskowitz
                                    By: _________________________________
                                        Name:  David Moskowitz
                                        Title: President

                                   PRINCIPALS:

                                   /s/ Richard J. Rosenstock
                                   ___________________________
                                   RICHARD J. ROSENSTOCK

                                   /s/ Mark Zeitchick
                                   ____________________________
                                   MARK ZEITCHICK

                                   /s/ Vincent A. Mangone
                                   ____________________________
                                   VINCENT A. MANGONE

                                   /s/ David Thalheim
                                   ____________________________
                                   DAVID THALHEIM

                                   SCHEDULE A


Name, Address and Fax Number                                Number of Shares
----------------------------                                ----------------

                RICHARD J. ROSENSTOCK                          3,945,060
  Richard J. Rosenstock Revocable Living Trust dated
                        3/5/96


           c/o GBI Capital Management Corp.
                 1055 Stewart Avenue
                  Bethpage, NY 11714
            Facsimile No.: (516) 470-1050


                    MARK ZEITCHICK                             1,512,273


           c/o GBI Capital Management Corp.
                 1055 Stewart Avenue
                  Bethpage, NY 11714
            Facsimile No.: (516) 470-1050


                  VINCENT A. MANGONE                           1,512,273
   Vincent A. Mangone Revocable Living Trust dated
                       11/5/96


           c/o GBI Capital Management Corp.
                 1055 Stewart Avenue
                  Bethpage, NY 11714
            Facsimile No.: (516) 470-1050


                    DAVID THALHEIM                             1,512,273
  David Thalheim Revocable Living Trust dated 3/5/96


           c/o GBI Capital Management Corp.
                 1055 Stewart Avenue
                  Bethpage, NY 11714
            Facsimile No.: (516) 470-1050